News Release
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CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

John McGlade Elected to Goodyear Board

AKRON, Ohio, December 4, 2012 – John E. McGlade, chairman, president and chief executive officer of Air Products & Chemicals Inc., has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“We are pleased to have John McGlade join the Goodyear Board of Directors,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “He is a respected business leader with significant operational experience and a background of driving growth in emerging markets.”

McGlade has served as president and chief executive officer of Air Products since 2007 and chairman of the board since 2008. He joined Air Products in 1976 and held various positions within its Industrial Gases division before being named general manager of the Chemical and Process Industries division in 1994 and vice president of the division in 1996. McGlade was named vice president and general manager, Chemical and Process Industries and Energy Systems in 1998, vice president and general manager, Performance Materials in 2001 and vice president, Chemicals Group in 2003. Later that year, he was named group vice president, Chemicals Group. McGlade was appointed president and chief operating officer in 2006 before assuming his current position.

A native of Bethlehem, Pa., McGlade attended Lehigh University where he earned a Bachelor of Science degree in industrial engineering in 1976 and a Master of Business Administration degree in 1980.

McGlade, 58, serves on the board of directors of the American Chemistry Council and the executive committee of the Council on Competitiveness. He is a trustee of Lehigh University.

The election of McGlade brings the size of Goodyear’s board to 12 members.

Goodyear is one of the world’s largest tire companies. It employs approximately 71,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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